EXHIBIT 99.1

[ATMOS ENERGY LOGO]

News Release

Analyst and Media Contact:

Susan Kappes

(972) 855-3729

Atmos Energy Corporation Reports Results

For Fiscal 2003 Third Quarter and Nine Months

DALLAS (August 13, 2003)—Atmos Energy Corporation (NYSE: ATO) today reported a net loss of $0.2 million, or $.00 per diluted share, for its fiscal 2003 third quarter ended June 30, 2003, compared with net income of $3.3 million, or $.08 per diluted share, for its fiscal 2002 third quarter ended June 30, 2002. These results are in line with Wall Street’s break-even consensus estimate.

For the nine months ended June 30, 2003, Atmos Energy reported net income of $74.1 million, or $1.65 per diluted share, compared with net income of $65.3 million, or $1.59 per diluted share, for the same period last year. This represents a 14 percent increase in net income and a 4 percent increase in year-over-year diluted earnings per share.

Affecting results for the nine months was a cumulative noncash charge of $7.8 million for an accounting change, as discussed later in this release, that Atmos Energy recorded in its 2003 second quarter. Income before the cumulative effect of the accounting change was $81.9 million for the nine months ended June 30, 2003, or $1.82 per diluted share.

“Once again, Atmos Energy benefited from its strategy of having complementary utility and nonutility operations,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “The contribution from our nonutility operations virtually offset the loss that our utility divisions traditionally incur during the warm summer months. Our nonutility income for the quarter, although less than that of a year ago, met all expectations, considering that in the 2002 third quarter we experienced exceptionally strong gas inventory sales.

“We remain confident that Atmos Energy is on track to meet our earlier-announced guidance for fiscal year 2003 of earning from $1.52 to $1.58 per diluted share. Because of the modest dilution created from issuing additional common shares in June, we expect earnings to be at the lower end of that range,” Best said.

“Our recent equity offering has reduced our debt-to-total-capitalization ratio to slightly more than 50 percent,” Best said. “This reduction in leverage, in turn, helps to sustain our strong investment-grade credit ratings.

“Equally significant, we expect that the cash and stock contributions we made to our pension fund in June along with an anticipated improvement in investment returns during 2003 will bring our pension plan back to fully funded status by the end of this fiscal year,” Best said.

“For fiscal 2004,” he said, “we believe Atmos Energy can deliver earnings in the range of $1.55 to $1.60 per diluted share, assuming normal weather conditions and gas commodity prices less volatile than the ones we experienced this past winter.”

Results for the 2003 Third Quarter Ended June 30, 2003

Gross profit for the 2003 third quarter was $87.2 million, compared with $73.8 million for the same period last year. Total throughput for the third quarter was 39.8 billion cubic feet (Bcf), compared with 36.7 Bcf for the same period a year ago. The increase in throughput resulted primarily from additional volumes associated with the assets of Mississippi Valley Gas Company (MVG), acquired in December 2002, partially offset by decreased irrigation volumes due to above-normal rainfall in West Texas during the 2003 third quarter. Weather, as adjusted for jurisdictions with weather-normalized operations, was 14 percent warmer than normal during the third quarter and 16 percent warmer than the same period last year.

Atmos Energy’s net income from nonutility operations, which operate under Atmos Energy Holdings, Inc., was $4.4 million for the third quarter of 2003, compared with net income of $5.2 million for the same period last year. Nonutility income was lower in the current quarter primarily due to less favorable pricing and smaller gains from inventory sales as compared with the same quarter a year ago. These decreases were partially offset by lower operation and maintenance expense in the 2003 quarter.

Operation and maintenance expense for the third quarter of 2003 was $45.1 million, compared with $37.8 million in the third quarter of 2002. Excluding the provision for doubtful accounts and the $11.7 million increase attributable to the acquired MVG assets, operation and maintenance expense for the third quarter of 2003 decreased $2.9 million from the same period last year. The provision for doubtful accounts was $0.3 million in the third quarter of 2003, compared with $1.8 million in the 2002 quarter, generally the result of improved cash collections in the third quarter of 2003. The average cost of natural gas for the 2003 third quarter was $6.23 per million cubic feet (Mcf), compared with $3.99 per Mcf for the 2002 quarter.

Depreciation and amortization expense for the 2003 third quarter was $23.2 million, compared with $20.4 million for the same quarter a year ago. The $2.8 million increase in the 2003 third quarter was primarily attributable to the acquired MVG assets.

Taxes, other than income taxes, for the third quarter of 2003 were $12.7 million, compared with $8.7 million for the third quarter of 2002. The increase was primarily attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and to higher franchise taxes due to higher revenues.

Miscellaneous income for the 2003 third quarter was $0.7 million, compared with miscellaneous expense of $0.2 million for the same period in 2002. The $0.9 million increase, as compared with the third quarter of 2002, was primarily attributable to improved earnings in the third quarter of 2003 from an indirect equity interest in Heritage Propane Partners, L.P., partially offset by a $0.6 million charge associated with the cancellation of a weather insurance policy during the quarter. As a result of canceling this policy, Atmos Energy will eliminate $4.4 million of insurance premium expense during fiscal 2004.

Interest charges increased $2.2 million during the 2003 third quarter, compared with the same period last year. The increase was primarily due to interest expense associated with Atmos Energy’s $250 million debt offering in January 2003 used to partially finance the purchase of the MVG assets.

Results for the Nine Months Ended June 30, 2003

Gross profit for the nine months ended June 30, 2003, was $420.4 million, compared with $333.1 million for the nine-month period last year. Total throughput for the nine months ended June 30, 2003, was 211.8 Bcf, compared with 176.3 Bcf for the same period a year ago. Higher throughput in the current period was primarily attributable to the additional volumes resulting from the MVG acquisition completed in December 2002 and to weather that was 3 percent colder than last year.

On October 25, 2002, the Emerging Issues Task Force rescinded Issue No. 98-10 “Accounting for Energy Trading and Risk Management Activities.” The change precludes the use of mark-to-market accounting for inventory and energy trading contracts that are not derivatives. Beginning January 1, 2003, Atmos Energy’s energy trading contracts have been accounted for pursuant to the provisions of SFAS No. 133. The cumulative noncash after-tax charge in the second quarter of fiscal 2003 associated with the accounting change was $7.8 million. As performance under these inventory, storage and transportation contracts is completed, the applicable income is recognized.

Income from nonutility operations before the $7.8 million cumulative effect of the accounting change described above was $11.4 million for the nine months ended June 30, 2003, compared with net income of $13.7 million for the same period in fiscal 2002. Nonutility income was lower in the 2003 period primarily due to high gas price volatility, contract price risk and an inability to withdraw sufficient volumes from storage to match up with the unwinding of associated financial hedges. Nonutility operations contributed 14 percent of consolidated net income before the cumulative effect of the accounting change for the current nine month period as compared with 21 percent for the prior-year period.

Operation and maintenance expense for the nine months ended June 30, 2003, was $151.3 million, compared with $122.6 million in the 2002 period. Excluding the provision for doubtful accounts and the $26.2 million increase attributable to the acquired MVG assets, operation and maintenance expense for the first nine months of 2003 decreased $2.6 million, compared to the first nine months of 2002. The provision for doubtful accounts was $8.5 million in the nine months ended June 30, 2003, compared with $3.4 million last year, generally the result of higher revenues in 2003. The average cost of natural gas for the 2003 nine-month period was $5.78 per Mcf, compared with $3.79 per Mcf for the same period last year.

Taxes, other than income taxes, for the nine months ended June 30, 2003, were $44.1 million, compared with $29.7 million for the same period last year. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and higher franchise taxes due to higher revenues.

Miscellaneous income for the first nine months of 2003 was $3.3 million, compared with miscellaneous expense of $0.9 million for the same period in 2002. The $4.2 million positive change primarily was attributable to a $3.9 million gain associated with a sales-type lease of a distributed electric generation plant recognized in the 2003 period and to an increase in year-over-year earnings of $1.1 million from an indirect equity interest in Heritage Propane Partners, L.P., partially offset by a $0.6 million charge associated with the cancellation of a weather insurance policy in the 2003 period.

For the nine months ended June 30, 2003, operating activities provided cash of $117.3 million, compared with providing cash of $301.7 million during the nine months ended June 30, 2002. The year-over-year decrease was primarily due to increased accounts receivable balances in the current year, primarily caused by higher gas prices and the additional sales generated by the MVG acquisition as well as less cash held on deposit in margin accounts in the current year.

Highlights and Recent Developments

Rate Cases Filed in Kansas and in Amarillo, Texas

On June 6, 2003, Atmos Energy filed with the Kansas Corporation Commission for a $7.4 million overall annual rate increase related to its Kansas natural gas utility operations. In a related matter, the KCC authorized the company on May 27, 2003, to begin making weather normalization adjustments in Kansas this winter. Weather normalization in rates helps mitigate the effects of weather changes on customers’ bills and on the company’s earnings.

On June 16, 2003, the company filed with the City of Amarillo, Texas, for an overall increase of $5.2 million in the annual revenues of its gas utility operations in Amarillo. The company plans to file for a rate increase in its other West Texas jurisdictions by the end of fiscal 2003.

Equity Offering and Pension Plan Funding Completed

On June 23, 2003, Atmos Energy completed the sale of 4 million shares of common stock from a public offering that raised approximately $96.8 million in net proceeds. An additional 100,000 common shares were sold in July 2003 when the underwriters exercised their overallotment option, providing additional net proceeds of approximately $2.4 million.

The proceeds were used for the repayment of short-term debt, general corporate purposes, including the purchase of natural gas for storage, and increased funding of the company’s pension plan. In June 2003, the pension plan received contributions of $48.6 million in cash and 1,169,700 shares of Atmos Energy restricted common stock, having a value of $28.8 million. Of the total cash contributed, $26.1 million represented a 2002 contribution, which was deducted on the company’s 2002 federal tax return.

Atmos Energy Corporation Renews and Increases Credit Facility

Effective July 29, 2003, Atmos Energy renewed and increased its committed revolving credit facility by $50 million to $350 million. This facility requires an annual renewal and serves as a backup liquidity facility for the company’s commercial paper program. The facility contains essentially the same terms as those of the previous facility. Bank One serves as the lead agent on the unsecured facility.

Conference Call to be Webcast August 14

Atmos Energy officers will discuss financial results for the third quarter and nine months ended June 30, 2003, and the outlook for the future during a webcast conference call on August 14 at 7:00 a.m. CDT. To listen to the call, dial 1-800-210-9006 and use access code 494843. Slides for the webcast may be viewed on the Internet at www.atmosenergy.com.

Forward-Looking Statements

The matters discussed or incorporated by reference in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,” “plans,” “believe,” “objective,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company’s earnings-per-share projections, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. A discussion of these risks and uncertainties may be found in the Company’s Form 10-K for the fiscal year ended September 30, 2002. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, Texas, is one of the largest natural gas distributors in the United States, serving about 1.7 million utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets, construct small electric generating plants for industrial and municipal customers and hold an indirect equity interest in Heritage Propane Partners, L.P., the fourth-largest U.S. propane marketer. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30		Nine Months Ended June 30
(000s except per share)	2003	2002	2003	2002
Operating revenues	$247,789	$161,800	$1,349,697	$812,623
Purchased gas cost	160,583	87,967	929,300	479,542

Gross profit	87,206	73,833	420,397	333,081

Gas trading margin	7,858	12,259	14,801	29,026

Operation and maintenance expense	45,141	37,832	151,310	122,614
Depreciation and amortization	23,192	20,362	65,273	60,875
Taxes, other than income	12,675	8,720	44,057	29,661

Total operating expenses	81,008	66,914	260,640	213,150

Operating income	14,056	19,178	174,558	148,957

Miscellaneous income (expense)	686	(182)	3,321	(893)
Interest charges	16,042	13,823	47,679	44,304

Income (loss) before income taxes and cumulative effect of accounting change	(1,300)	5,173	130,200	103,760
Income tax expense (benefit)	(1,099)	1,919	48,303	38,495

Income (loss) before cumulative effect of accounting change	(201)	3,254	81,897	65,265
Cumulative effect of accounting change, net of income tax benefit	—	—	(7,773)	—

Net income (loss)	$(201)	$3,254	$74,124	$65,265

Basic income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(.00)	$.08	$1.83	$1.59
Cumulative effect of accounting change, net of income tax benefit	—	—	(.17)	—

Net income (loss)	$(.00)	$.08	$1.66	$1.59

Diluted income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(.00)	$.08	$1.82	$1.59
Cumulative effect of accounting change, net of income tax benefit	—	—	(.17)	—

Net income (loss)	$(.00)	$.08	$1.65	$1.59

Cash dividends per share	$.300	$.295	$.900	$.885

Average shares outstanding:
Basic	45,997	41,265	44,679	41,049
Diluted	45,997	41,370	44,879	41,144

Summary Net Income (Loss) by Segment (000s)
Utility	$(4,617)	$(1,954)	$70,494	$51,567
Natural gas marketing	3,516	5,167	(4,563)	9,726
Other nonutility	900	41	8,193	3,972

Consolidated net income (loss)	$(201)	$3,254	$74,124	$65,265

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Balance Sheet Items (000s)			June 30, 2003	Sept. 30, 2002
Property, plant and equipment			$2,504,655	$2,127,827
Net property, plant and equipment			1,494,445	1,300,320
Shareholders’ equity			827,453	573,235

			Nine Months Ended June 30
Cash Flows (000s)			2003	2002
Net cash provided by operating activities			$117,292	$301,666

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2003	2002	2003	2002
Heating degree days *	218	258	3,437	3,351
Percent of normal *	86%	96%	101%	95%
Total throughput (MMcf as metered)	39,806	36,663	211,813	176,324
Natural gas meters in service			1,673,976	1,388,816

*	Adjusted for weather-normalized operations. For periods beginning October 1, 2002, the normal heating degree day calculation utilized updated 30-year normal weather data.

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